Exhibit 10.10

Building Lease Contract

Conclusion of building Lease Contract

The lessor: the Export Processing Zone Administration, Ministry of Economic Affairs (hereinafter referred to as Party A)

The Lessee: Philips Electronic Building Elements Industries ( Taiwan ) Ltd. (hereinafter referred to as Party B)

Whereas Party A leases to the building located in Nanzi Processing Zone, both parties agree on the following lease terms.

1. Object of lease: located at B2 floor and F/8, 7 Jingsi Road, Nanzi Processing and export Zone, occupying an area of 18,991.4m²in total.

2. The term of lease is ten (10) years from May 16th of the 89th year to May 15th of the 99th year of the Republic of China. If Party B intends to continue the lease, it shall notify Party A three months in advance to conclude a new lease agreement.

3. If Party B requests to terminate the lease prior to expiration of the contract, it shall notify Party A in written form three months in advance, and pay to Party A as indemnification three months’ rent upon early termination of the lease; however, Party A shall refund to Party B without interest the security paid by it according to Article 4 hereof.

4. Rent and security:

(1). The rent for the object is one hundred and twenty one New Taiwan Dollar per square meter per month and the monthly rent is two million, two hundred and ninety-eight thousand New Taiwan Dollar, which shall be paid on the 16th day each month upon issuance of the payment bill.

(2). The security is four million, five hundred and ninety-six thousand New Taiwan Dollar (two months rent), which shall be paid by Party B by a check expiring on May 25th of the 89th year of the Republic of China. Party A shall refund to Party B without interest the security when Party B returns the object of lease hereunder; however, if Party B hasn’t paid its outstanding rent, or Party A finds that there are any reasons attributable to Party B (regardless of natural loss) when the object of lease hereunder is returned, or Party B fails to perform Article 12 hereof, the security may be used to compensate for the damage caused to Party A and the surplus (if any) shall be refunded by Party A to Party B or Party B shall make up the deficiency (if any), and Party B may not raise any objection thereto.

5. If Party B fails to pay the rent mentioned above within agreed time limit, it shall pay overdue penalty pursuant to the following provisions:

(1). Additional 5% of monthly rent if the payment is overdue over one (1) month but less than two (2) months;

(2). Additional 10% of monthly rent if the payment is overdue over two (2) months but less than three (3) months;

(3). Additional 15% of monthly rent if the payment is overdue over three (3) months but less than four (4) months;

(4). If the rent is still not paid off after four (4) months, Party A may terminate the lease in addition to demanding the payment.

Party A shall inform Party B in written form of any overdue payment mentioned above respectively.

6. Party B may only use the object hereunder for purpose of meeting actual needs of its business and may not use it for any purpose in contrary to the law. Without prior consent of Party A, Party B may not re-lease or re-lend any part of the object during the term of lease.

7. Party B may install water, power, telephone and other decoration facilities at its own cost; however, without prior consent of Party A, it may not alter original structure of the building. Party B shall bear by itself the charges for water, power, telephone and any other facilities applied by Party B for use during the term of lease.

8. The land rent and house property tax in connection with the object hereunder shall be borne by Party B during the term of lease. The land rent under separate land lease contract shall be paid by Party B.

9. The insurance for the object hereunder shall be taken out by Party A during the term of lease and that for the properties of Party B within the building shall be taken out by Party B itself.

10. The expenses incurred for repairing of the object hereunder during the term of lease shall be borne by Party B itself.

11. If the price index published by the government has accumulatively risen or fallen by 5% or more or in case of any governmental policy adjustment or other special cases as approved by the Ministry of Economy, Party A may agree on new rent with Party B.

12. Unless otherwise stated herein, Party A may notify Party B to terminate the agreement in case any of the following takes place;

(1). Party B violates the contract and still fails to correct its acts upon receipt of notice from Party A requesting it to make correction within specified time limit.

(2). The lease shall be terminated pursuant to provisions as contained in the Civil Law or other applicable laws.

(3). Any major change in national key policies is required.

13. Upon expiration or early termination of the lease, Party B shall return the object hereunder to Party A within ten (10) days; anything left shall be deemed as being discarded and subject to disposal of Party A, and Party B has no objection.

14. Any action arising from the agreement shall be brought before the local court of Gaoxiong.

15. Anything uncovered herein shall be subject to Rules on Establishment and Management of Export Processing Zone and other applicable laws.

16. The agreement shall be made in duplicate, one for each party.

Coventanter the lessor (Party A): Export Processing Zone Administration, Ministry of Economic Affairs

Legal proxy: Pan Dingpai, section chief

Address: 600 Jiachang Road, Nanzi District, Gaoxiong

The Lessee: Philips Electronic Building Elements Industries ( Taiwan ) Ltd.

Legal proxy: Ze Wenbo, board chairman

Add: 10 Jingwu Road, Nanzi Processing and Export Zone, Gaoxiong

May  12th of the 89th year of the Republic of China